EXHIBIT 4.4

                            EZCHIP SEMICONDUCTOR LTD.
                             2009 ISRAEL EQUITY PLAN

This Plan, as amended from time to time, shall be known as the EZchip Semiconductor Ltd. 2009 Israel Equity Plan (the "PLAN").

1.   PURPOSE OF THE PLAN

     The Plan is intended to grant Participants (as defined below) options to purchase Ordinary Shares, par value NIS 0.02 per share, of EZchip Semiconductor Ltd. (the "COMPANY").

2.   DEFINITIONS

     For purposes of the Plan and related documents, including the Option Agreement, the following definitions shall apply:

     2.1 "ADMINISTRATOR" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 3 of the Plan.

     2.2 "AFFILIATE" means, with respect to the Company, any person or entity controlling, controlled by or under common control with the Company.

     2.3 "ARTICLES OF ASSOCIATION" means the Company's Articles of Association, as shall be amended by the Company from time to time.

     2.4  "BOARD" means the Board of Directors of the Company.

     2.5 "CAUSE" means (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its subsidiaries and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its subsidiaries; (iv) any breach of the Participant's fiduciary duties or duties of care of the Company, including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Administrator to be materially detrimental to the Company.

     2.6 "COMMITTEE" means a committee appointed by the Board in accordance with Section 3, which shall consist of no fewer than two members of the Board.

     2.7  "COMPANY" means EZchip Semiconductor Ltd., an Israeli company.

     2.8 "COMPANIES LAW" means the Israeli Companies Law 5759-1999 as in effect from time to time and any successor act or regulation, as in effect from time to time.

     2.9 "DATE OF GRANT" means, the date of grant of an Option, as determined by the Administrator and set forth in the Participant's Option Agreement.

     2.10 "EMPLOYEE" means a person who is employed by the Company or its Affiliates or provides services to the Company or its Affiliates as a consultant, including an individual who is serving as a director.

     2.11 "EXPIRATION DATE" means the date upon which an Option shall expire, as set forth in Section 8.2 of the Plan.


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     2.12 "FAIR MARKET VALUE" means as of any date, the value of a Share determined as follows:

          (i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Market system or the NASDAQ Capital Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Administrator deems reliable;

          (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or

          (iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator.

     2.13 "OPTION" means an option to purchase one or more Shares of the Company pursuant to the Plan.

     2.14 "OPTION AGREEMENT" means the agreement setting forth the terms and provisions applicable to each Option granted under the Plan. The Option Agreement is subject to the terms and conditions of the Plan.

     2.15 "ORDINANCE" means the Israeli Income Tax Ordinance (New Version), 1961, as now in effect and as thereafter amended from time to time and the regulations, rules and orders of procedure promulgated thereunder from time to time.

     2.16 "PARTICIPANT" means an Employee or a former Employee of the Company or EZchip Technologies Ltd. ("EZCHIP TECHNOLOGIES") that was granted an Option under the Plan in return for his/her outstanding options to purchase Ordinary Shares, par value NIS 0.01 per share, of EZchip Technologies.

     2.17 "PURCHASE PRICE" means the price for each Share subject to an Option.

     2.18 "SHARE" means the Ordinary Shares, par value NIS 0.02 per share, of the Company.

     2.19 "SUCCESSOR COMPANY" means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

     2.20 "TRANSACTION" means (i) spin-off, merger, consolidation, amalgamation, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

     2.21 "VESTING DATES" means, as determined by the Administrator, the date as of which the Participant shall be entitled to exercise the Options or part of the Options, as set forth in Section 9 of the Plan.


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3.   ADMINISTRATION OF THE PLAN

     The Plan shall be administered by (A) the Board or (B) a Committee, which Committee shall be constituted to satisfy applicable law and the Company's Articles of Association. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

     The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as the chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     Any member of such Committee shall be eligible to receive Options under the Plan while serving on the Committee, unless otherwise specified herein.

     Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have full power and authority (i) to designate Participants; (ii) to determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of Shares in the Company to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of a Participant to exercise, in whole or in part, any previously granted Option; (iv) to determine the Fair Market Value of the Shares covered by each Option; (v) to amend and rescind any restrictions and conditions relating to the Plan and to any Options or Shares subject to any Options; (vi) to interpret the provisions and supervise the administration of the Plan; and (vii) to determine any other matter which is necessary or desirable for, or incidental to administration of the Plan.

     The Administrator shall have the authority to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the purchase price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Administrator may prescribe in accordance with the provisions of the Plan.

     Subject to the Company's Articles of Association, all decisions and selections made by the Administrator pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Administrator shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Administrator relating to any Option to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Articles of Association.

     The interpretation and construction by the Administrator of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

     Subject to the Articles of Association and the Company's decision, and to all approvals legally required, including, but not limited to the provisions of the Companies Law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.


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4.   DESIGNATION OF PARTICIPANTS

     The persons eligible for participation in the Plan as Participants shall include any Employees and former Employees of the Company and EZchip Technologies who hold outstanding options to purchase Ordinary Shares, par value NIS 0.01 per share, of EZchip Technologies.

5.   SHARES RESERVED FOR THE PLAN; RESTRICTION THEREON

     5.1 Subject to adjustments as set forth in Section 5 below, a total of 2,500,000 Shares shall be reserved and authorized for the purpose of the Plan. Any Shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Plan. Any Shares subject to Options shall be counted against the numerical limits of this Section
          5.1 as one Share for every Share subject thereto.

     5.2 Each Option granted pursuant to the Plan shall be evidenced by a written Option Agreement between the Company and the Participant, in such form as the Administrator shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the vesting dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Administrator in its discretion may prescribe, provided that they are consistent with this Plan.

6.   PURCHASE PRICE

     6.1 The Purchase Price of each Share subject to an Option or any portion thereof shall be determined by the Administrator in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time.

     6.2 The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Administrator, including without limitation by cash or check. The Administrator shall have the authority to postpone the date of payment on such terms as it may determine.

7.   ADJUSTMENTS

     Upon the occurrence of any of the following described events, Participant's rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

     7.1 In the event of a Transaction, the unexercised Options then outstanding under the Plan shall be assumed or substituted for the Shares subject to the unexercised portions of such outstanding Options for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in respect of the Transaction, and appropriate adjustments shall be made in the Purchase Price per share to reflect such action, and all other terms and conditions of the Option Agreements, such as the Vesting Dates, shall remain in force, all as will be determined by the Administrator, whose determination shall be final.


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     7.2  Notwithstanding the above and subject to any applicable law, the
          Administrator shall have full power and authority to determine that in certain Option Agreements there shall be a clause instructing that, if in any such Transaction as described in Section 7.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, the Vesting Dates shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

     7.3 For the purposes of Section 7.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company (or its parent or subsidiary), the Administrator may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company (or its parent or subsidiary) equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Administrator may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

     7.4 If the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the Plan, the Company shall immediately notify all unexercised Option holders of such liquidation, and the Option holders shall then have ten (10) days to exercise any unexercised Option held by them at that time, without regard to their Vesting Dates, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-day period, all remaining outstanding Options will terminate immediately.


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     7.5  If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a share dividend, share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to this Plan or subject to any Options theretofore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon occurrence of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 5 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Administrator whose determination shall be final.

8.   TERM AND EXERCISE OF OPTIONS

     8.1 Options shall be exercised by the Participant by giving written notice to the Company, in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company at its principal office and payment of the Purchase Price. The notice shall specify the number of Shares with respect to which the Option is being exercised.

     8.2 Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement, but no later than ten (10) years from the Date of Grant; and (ii) the expiration of any extended period in any of the events set forth in Section 8.5 below (the "EXPIRATION DATE").

     8.3 The Options may be exercised by the Participant in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 8.5 below, the Participant is an employee of the Company or providing services to the Company, or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

     8.4 Subject to the provisions of Section 8.5 below and unless otherwise determined in the Participant's Option Agreement, in the event of termination of Participant's employment or services, with the Company or any of its Affiliates, all Options granted to him will immediately terminate. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Participant's Option shall not vest and shall not become exercisable.

     8.5 Notwithstanding anything to the contrary herein above and unless otherwise determined in the Participant's Option Agreement, an Option may be exercised after the date of termination of the Participant's employment or service with the Company or any of its Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Options already vested at the time of such termination according to the Vesting Dates of the Options, if:

          (i) prior to the date of such termination, the Administrator shall authorize an extension of the terms of all or part of the Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable;


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          (ii) termination is without Cause, in which event any Options still in force and unexpired may be exercised within a period of ninety
               (90) days from the date of such termination, but only with respect to the number of shares purchasable at the time of such termination, according to the Vesting Dates of the Options; or

          (iii) termination is the result of death or disability of the Participant, in which event any Options still in force and unexpired may be exercised within a period of twelve (12) months after the date of termination, but only with respect to the number of Options already vested at the time of such termination according to the Vesting Dates of the Options.

          For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Participant shall not have any right in connection to such outstanding Options.

     8.6 The holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of Sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Participant as holder of such Shares in the Company's register of shareholders upon exercise of the Option in accordance with the provisions of the Plan.

     8.7 Any form of Option Agreement authorized by the Plan may contain such other provisions, as the Administrator may, from time to time, deem advisable.

9.   VESTING OF OPTIONS

     Subject to provisions of this Plan, each Option shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date.

     An Option may be subject to such other terms and conditions on the time or times when it may be exercised as the Administrator may deem appropriate. The vesting provisions of individual Option may vary.


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10.  PURCHASE FOR INVESTMENT

     The Company's obligation to issue or allocate Shares upon exercise of an Option granted under the Plan is expressly conditioned upon (a) the Company's completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Participant (or his legal representative, heir or legatee, in the event of the Participant's death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Participant (or his legal representative, heir, or legatee): (x) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (y) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Participant has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Participant must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable requirements of any applicable laws

11.  DIVIDENDS

     With respect to all Shares (in contrary to unexercised Options) issued upon the exercise of Options purchased by the Participant, the Participant shall be entitled to receive dividends distributed with respect to the Shares, subject to the Articles of Association and subject to any applicable taxation on distribution of dividends.

12.  RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

     No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Participant each and all of such Participant's rights to purchase Shares hereunder shall be exercisable only by the Participant.

     Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

13.  TERM OF THE PLAN

     The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

     The Company shall obtain such corporate approvals as shall be necessary under applicable law for the adoption of this Plan or for any amendment to this Plan.

14.  AMENDMENTS OR TERMINATION

     The Board may, at any time and from time to time, amend, alter, suspend, discontinue or terminate the Plan. No amendment, alteration, suspension, discontinuance or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.


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15.  GOVERNMENT REGULATIONS

     The Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares or cash under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Participant, including the registration of the Shares under the United States Securities Act of 1933, as amended, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

16.  GOVERNING LAW & JURISDICTION

     This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Plan.

17.  TAX CONSEQUENCES

     Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or, its Affiliates or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

     As a condition to the exercise of the Options, sale or transfer of an Option or Share, the Participant shall make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax and any other payment obligations that may arise in connection with such exercise, sale or transfer. The Participantshall also make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax and any other payment obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

     The Company shall not be required to release any Share certificate to a Participant until all required payments have been fully made.

18.  NON-EXCLUSIVITY OF THE PLAN

     The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved arrangements or as creating any limitations on the power of the Board to adopt such other arrangements as it may deem desirable.

19.  MULTIPLE AGREEMENTS

     The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time.


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